Exhibit 99.1

Gulf Island Fabrication, Inc. Reports Second Quarter Earnings

HOUMA, La.--(BUSINESS WIRE)--July 25, 2013--Gulf Island Fabrication, Inc. (NASDAQ: GIFI) today reported net income of $4.3 million ($.30 diluted EPS) on revenue of $154.6 million for its second quarter ended June 30, 2013, compared to net income of $7.6 million ($.52 diluted EPS) on revenue of $137.2 million for the second quarter ended June 30, 2012. Net income for the six months ended June 30, 2013 was $7.1 million ($.49 diluted earnings per share) on revenue of $305.0 million, compared to net income of $14.4 million ($.99 diluted earnings per share) on revenue of $250.3 million for the six months ended June 30, 2012.

The company had a revenue backlog of $433.8 million and a labor backlog of approximately 3.6 million man-hours at June 30, 2013, compared to a revenue backlog of $537.0 million and a labor backlog of 4.4 million man-hours reported as of December 31, 2012, including commitments received through March 13, 2013.

SELECTED BALANCE SHEET INFORMATION
(in thousands)
	June 30,	December 31,
	2013	2012
Cash and cash equivalents	$29,718	$24,888
Total current assets	198,320	173,604
Property, plant and equipment, at cost, net	224,251	229,216
Total assets	436,779	403,495
Total current liabilities	122,353	92,274
Debt	-	-
Shareholders' equity	277,933	273,500
Total liabilities and shareholders' equity	436,779	403,495

The management of Gulf Island Fabrication, Inc. will hold a conference call on Friday, July 26, 2013 at 9:00 a.m. Central Time (10:00 a.m. Eastern Time) to discuss the Company’s financial results for the quarter ended June 30, 2013. The call is accessible by webcast (www.gulfisland.com) through CCBN and by dialing 1.888.264.8931. A digital rebroadcast of the call is available two hours after the call and ending August 1, 2013 by dialing 1.888.203.1112, replay passcode: 4678466.

Gulf Island Fabrication, Inc., based in Houma, Louisiana, is a leading fabricator of offshore drilling and production platforms, hull and/or deck sections of floating production platforms and other specialized structures used in the development and production of offshore oil and gas reserves. These structures include jackets and deck sections of fixed production platforms; hull and/or deck sections of floating production platforms (such as tension leg platforms “TLPs”, “SPARs”, “FPSOs”, and “MinDOCs”), piles, wellhead protectors, subsea templates and various production, compressor and utility modules, offshore living quarters, towboats, liftboats, tanks and barges. The Company also provides offshore interconnect pipe hook-up, inshore marine construction, manufacture and repair of pressure vessels, heavy lifts such as ship integration and TLP module integration, loading and offloading of jack-up drilling rigs, semi-submersible drilling rigs, TLPs, SPARs, or other similar cargo, onshore and offshore scaffolding, piping insulation services, and steel warehousing and sales.

GULF ISLAND FABRICATION, INC.
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(in thousands, except per share data)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2013		2012	2013		2012

Revenue	$154,575	(a)	$137,227	$304,997	(a)	$250,310
Cost of revenue	144,898		123,322	288,616		223,737
Gross profit	9,677		13,905	16,381		26,573
General and administrative expenses	2,853		2,582	5,208		5,194
Operating income	6,824		11,323	11,173		21,379

Other income (expense):
Interest expense	(60)		(23)	(124)		(119)
Interest income	-		180	1		428
Other income (expense)	(43)		22	(43)		85
	(103)		179	(166)		394

Income before income taxes	6,721		11,502	11,007		21,773

Income taxes	2,442		3,910	3,941		7,402

Net income	$4,279		$7,592	$7,066		$14,371

Per share data:

Basic earnings per share - common shareholders	$0.30		$0.52	$0.49		$0.99

Diluted earnings per share - common shareholders	$0.30		$0.52	$0.49		$0.99

Weighted-average shares	14,457		14,388	14,456		14,385
Effect of dilutive securities: employee stock options	3		21	3		24
Adjusted weighted-average shares	14,460		14,409	14,459		14,409

Depreciation and amortization included in expense above	$6,250		$5,783	$12,376		$11,433

Cash dividend declared per common share	$0.10		$0.10	$0.20		$0.20

(a) - Included in revenue for the three- and six-month periods ending June 30, 2013, is $43.4 million and $88.8 million recognized from a large deepwater project, which negatively impacted gross profit for the respective periods. This project is scheduled for delivery in the first quarter of 2014.

CONTACT:
Gulf Island Fabrication, Inc.
Kirk J. Meche, 985-872-2100
Chief Executive Officer
or
Jeffrey M. Favret, 985.872.2100
Chief Financial Officer